1940 Act File No. 811-07774

                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                 Form N-1A

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940     X

   Amendment No. 16    ...........................        X


                         BT INVESTMENT PORTFOLIOS
            (Exact Name of Registrant as Specified in Charter)

      Federated Investors Tower, Pittsburgh, Pennsylvania 15222-3779
             (Address of Principal pursuant Executive Offices)

                              (412) 288-1900
                      (Registrant's Telephone Number)

Jay S. Neuman, Esquire             Copies to:     Burton M. Leibert, Esq.
Investors Tower                              Willkie Farr & Gallagher
Pittsburgh, Pennsylvania 15222-3779               One Citicorp Center
(Name and Address of Agent for Service)      153 East 53rd Street
                                        New York, New York 10022




                                Explanatory
This Amendment to the Registrant's Registration Statement on Form N-1A (the `Registration Statement'') has been filed by the Registrant to Section
8(b) of the Investment Company Act of 1940. However, beneficial interests in the series of the Registrant are not being registered under the Securities Act of 1933 (the `1933 Act''), because such interests will be issued solely in private placement transactions that do not involve any `public offering'' within the meaning of Section 4(2) of the 1933 Act. Investments in the Registrant's series may only be made by investment companies, insurance company separate accounts, common or commingled trust funds or similar organizations or entities that are `accredited investors''within the meaning of Regulation D under the 1933 Act. The registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any beneficial interests in any series of the Registrant.

BT Investment Portfolios is comprised of fifteen portfolios. This Amendment to the Registration Statement relates only to Liquid Assets Portfolio
BT Investment Portfolios
LIQUID ASSETS PORTFOLIO
PART A
Responses to Items 1 through 3 and 5A have been omitted pursuant to paragraph 4 of Instruction F of the General Instructions to Form N-1A.
ITEM 4.  GENERAL DESCRIPTION OF REGISTRANT.
BT Investment Portfolios (the "Trust") is a no-load, open-end management investment company which was organized as a trust under the laws of the State of New York on March 27, 1993.
Beneficial interests in the Trust are divided into separate series, each having distinct investment objectives and policies, only one of which, Liquid Assets Portfolio (the "Portfolio"), is currently active and is described herein. Beneficial interests in the Portfolio are issued solely in private placement transactions that do not involve any "public offering" within the meaning of Section 4(2) of the Securities Act of 1933, as amended (the "1933 Act"). Investments in the Portfolio may only be made by investment companies, insurance company separate accounts, common or commingled trust funds or similar organizations or entities that are "accredited investors" within the meaning of Regulation D under the 1933 Act. This registration statement does not constitute an offer to sell, or the solicitation of an offer to buy, any "security" within the meaning of the 1933 Act.
   The investment objective of the Portfolio is to seek a high level of current income to the extent consistent with liquidity and the preservation of capital. The Portfolio seeks to accomplish this investment objective by investing primarily in high quality money market instruments. Bankers Trust Company (`Bankers Trust'') is the investment adviser (the ``Adviser'') of the Portfolio. Investments in the Portfolio not deposits or obligations of, or guaranteed or endorsed by, Bankers Trust or any other banking or depository institution. Investments in the Portfolio are not Federally guaranteed or insured by the Federal Deposit Insurance Corporation, the U.S. government, the Federal Reserve Board or any other agency and are subject to investment risk including possible loss of principal amount invested.
There can be no assurance that the investment objective of the Portfolio will be achieved. The investment objective of the Portfolio is a fundamental policy which may only be changed be a majority vote of the investors in the Portfolio.
The following is a discussion of the various investments and investment policies of the Portfolio. Additional information about the investment policies of the Portfolio appears in Part B.
BANK OBLIGATIONS. The Portfolio may invest in U.S. dollar-denominated fixed rate or variable rate obligations of U.S. or foreign banks which are rated in the highest short-term rating category by any two nationally recognized statistical rating organizations (`NRSROs'') (or one NRSRO if that NRSRO is the only such NRSRO which rates such obligations) or, if not so rated, are believed by Bankers Trust, acting under the supervision of the Board of Trustees of the Trust, to be of comparable quality. Bank obligations in which the Portfolio invests include certificates of deposit, bankers' acceptances, time deposits and other U.S. dollar-denominated instruments issued or supported by the credit of U.S. or foreign banks. If Bankers Trust, acting under the supervision of the Board of Trustees of the Trust, deems the instruments to present minimal credit risk the Portfolio may invest in obligations of foreign banks or foreign branches of U.S. banks, which include subsidiaries of U.S. banks located in the United Kingdom, Grand Cayman Island, Nassau, Japan and Canada. Investments in these obligations may entail risks that are different from those of investments in obligations of U.S. domestic banks because of differences in political, regulatory and economic systems and conditions. These risks include future political and economic developments, currency blockage, the possible imposition of withholding taxes on interest payments, differing reserve requirements, reporting and recordkeeping requirements and accounting standards, possible seizure or nationalization of foreign deposits, difficulty or inability of pursuing legal remedies and obtaining judgments in foreign courts, possible establishment of exchange controls or the adoption of other foreign governmental restrictions that might affect adversely the payment of principal and interest on bank obligations. Under normal market conditions, the Portfolio will invest more than 25% of its assets in the foreign and domestic bank obligations described above. The Portfolio's concentration of its investments in bank obligations will cause the Portfolio to be subject to the risks peculiar to the domestic and foreign banking industries to a greater extent than if its investments were not so concentrated. A description of the ratings set forth above is provided under Item 13 in Part B.
   COMMERCIAL PAPER. The Portfolio may invest in fixed rate or variable rate commercial paper, including variable rate master demand notes, issued by U.S. or foreign corporations. Commercial paper when purchased by the Portfolio must be rated in the highest short-term rating category by any two NRSROs (or one NRSRO if that NRSRO is the only such NRSRO which rates such security) or, if not so rated, must be believed by Bankers Trust, action under the supervision of the Board of Trustees of the Portfolio, to be of comparable quality. Any commercial paper issued by a foreign corporation and purchased by the Portfolio must be U.S. dollar-denominated and must not be subject to foreign withholding tax at the time of purchase. Investing in foreign commercial paper generally involves risks similar to those described above relating to obligations of foreign banks or foreign branches of U.S. and foreign banks.
Variable rate master demand notes are unsecured instruments that permit the indebtedness thereunder to vary and provide for periodic adjustments in the interest rate. Because variable rate master demand notes are direct lending arrangements between the Portfolio and the issuer, they are not normally traded. Although no active secondary market may exist for these notes, the Portfolio will purchase only those notes under which it may demand and receive payment of principal and accrued interest daily or receive payment upon demand or may resell the note to a third party. While the notes are not typically rated by credit rating agencies, issuers of variable rate master demand notes must satisfy Bankers Trust, acting under the supervision of the Board of Trustees, that the same criteria as set forth above for issuers of commercial paper are met. In the event an issuer of a variable rate master demand note defaulted on its payment obligation, the Portfolio might be unable to dispose of the note because of the absence of a secondary market and could, for this reason or other reasons, suffer a loss to the extent of the default.
U.S. GOVERNMENT OBLIGATIONS. The Portfolio may invest in obligations issued or guaranteed by the U.S. Treasury or by agencies or instrumentalities of the U.S. government ("U.S. Government Obligations"). Obligations of certain agencies and instrumentalities of the U.S. government, such as short-term obligations of the Government National Mortgage Association, are supported by the "full faith and credit" of the U.S. government; others, such as those of the Export-Import Bank of the U.S., are supported by the right of the issuer to borrow from the U.S. Treasury; others, such as those of the Federal National Mortgage Association, are supported by the discretionary authority of the U.S. government to purchase the agency's obligations; and still others, such as those of the Student Loan Marketing Association, are supported only by the credit of the instrumentality. No assurance can be given that the U.S. government would provide financial support to U.S. government-sponsored instrumentalities if it is not obligated to do so by law.
   OTHER CORPORATE DEBT OBLIGATIONS. The Portfolio may invest in bonds, notes and debentures of issuers that at the time of purchase have outstanding short-term obligations meeting the above short-term rating requirements, or if there are no such short-term ratings, are determined by Bankers Trust to be of comparable quality and are rated in the top two highest long-term rating categories by two NRSROs (or one NRSRO if that NRSRO is the only such NRSRO which rates the security).
The Portfolio may also invest in securities generally referred to as asset-backed securities, which directly or indirectly represent a participation interest in, or are secured by and payable from, a stream of payments generated by particular assets such as motor vehicle or credit card receivables. Asset-backed securities provide periodic payments that generally consist of both interest and principal payments. Consequently, the life of an asset-backed security varies with the prepayment and loss experience of the underlying assets.
REPURCHASE AGREEMENTS. The Portfolio may engage in repurchase agreement transactions with banks and governmental securities dealers approved by the Board of Trustees of the Trust. Under the terms of a typical repurchase agreement, the Portfolio would acquire U.S. Government Obligations of any remaining maturity for a relatively short period (usually not more than one week), subject to an obligation of the seller to repurchase, and the Portfolio to resell, the obligation at an agreed price and time, thereby determining the yield during the Portfolio's holding period. This arrangement results in a fixed rate of return that is not subject to market fluctuations during the Portfolio's holding period. The value of the underlying securities will be at least equal at all times to the total amount of the repurchase obligations, including interest. The Portfolio bears a risk of loss in the event that the other party to a repurchase agreement defaults on its obligations and the Portfolio is delayed in or prevented from exercising its rights to dispose of the collateral securities, including the risk of a possible decline in the value of the underlying securities during the period in which the Portfolio seeks to assert these rights. Bankers Trust, acting under the supervision of the Board of Trustees of the Trust, reviews the creditworthiness of those banks and dealers with which the Portfolio enters into repurchase agreements and monitors on an ongoing basis the value of the securities subject to repurchase agreements to ensure that it is maintained at the required level.
   SECURITIES LENDING. The Portfolio is permitted to lend up to 20% of the total value of its securities to brokers, dealers and other financial organizations. These loans must be secured continuously by cash or equivalent collateral or by a letter of credit at least equal to 100% of the current market value of the securities loaned plus accrued income. By lending its securities, the Portfolio can increase its income by continuing to receive income on the loaned securities as well as by the opportunity to receive interest on the collateral. During the term of the loan, the Portfolio continues to bear the risk of fluctuations in the price of loaned securities. There may be risks of delay in receiving additional collateral or risks of delay in recovery of the securities or even loss of rights in the securities lent should the borrower of the securities fail financially. REVERSE REPURCHASE AGREEMENTS. The Portfolio may enter into reverse repurchase agreements. In a reverse repurchase agreement the Portfolio agrees to sell portfolio securities to financial institutions such as banks and broker-dealers and to repurchase them at a mutually agreed date and price. At the time the Portfolio enters into a reverse repurchase agreement it will place in a segregated custodial account cash, U.S. Government Obligations or other high grade, liquid debt instruments having a value equal to the repurchase price, including accrued interest. Reverse repurchase agreements involve the risk that the market value of the securities sold by the Portfolio may decline below the repurchase price of the securities. Reverse repurchase agreements are considered to be borrowings by the Portfolio for purposes of the limitations described herein and in Part B.
WHEN-ISSUED AND DELAYED DELIVERY SECURITIES. To secure prices deemed advantageous at a particular time, the Portfolio may purchase securities on a when-issued or delayed delivery basis, in which case delivery of the securities occurs beyond the normal settlement period; payment for or delivery of the securities would be made prior tot he reciprocal delivery or payment by the other party to the transaction. The Portfolio will enter into when-issued or delayed delivery transactions for the purpose of acquiring securities and not for the purpose of leverage. When-issued securities purchased by the Portfolio may include securities purchased on a `when, as and if issued'' basis under which the issuance of the securities depends on the occurrence of a subsequent event.
Securities purchased on a when-issued or delayed delivery basis may expose the Portfolio to risk because the securities may experience fluctuations in value prior to their actual delivery. The Portfolio does not accrue income with respect to a when-issued or delayed delivery security prior to its stated delivery date. Purchasing securities on a when-issued or delayed delivery basis can involve the additional risk that the yield available in the market when the delivery takes place may be higher than that obtained in the transaction itself. Upon purchasing a security on a when-issued or delayed delivery basis, the Portfolio will segregate with the Portfolio's custodian high grade liquid debt instruments in an amount at least equal to the when-issued or delayed delivery commitment.
ILLIQUID SECURITIES. The Portfolio may not invest more than 10% of its net assets in securities which are illiquid or otherwise not readily marketable. If a security becomes illiquid after purchase by the Portfolio, the Portfolio will normally sell the security unless to do so would not be in the best interest of shareholders.
CREDIT ENHANCEMENT. Certain of the Portfolio's acceptable investments may be credit-enhanced by a guaranty, letter of credit, or insurance. Any bankruptcy, receivership, default, or change in the credit quality of the party providing the credit enhancement will adversely affect the quality and marketability of the underlying security and could cause losses to the Portfolio. The Portfolio may have more than 25% of its total assets invested in securities credit-enhanced by banks.
   PORTFOLIO QUALITY AND MATURITY. The Portfolio will maintain a dollar-weighted average maturity of 90 days or less. All securities in which the Portfolio invests will have or be deemed to have remaining maturities of 397 days or less on the date of their purchase, will be denominated in U.S. dollars and will have been granted the required ratings established herein by two NRSROs (or one such NRSRO if that NRSRO is the only such NRSRO which rates the security), or not so rated, are believed by Bankers Trust, under the supervision of the Trust's Board of Trustees, to be of comparable quality. Currently, there are six rating agencies which have been designated by the SEC as an NRSRO. These organizations and their highest short term rating category (which also may be modified by a "+") are: Duff and Phelps, Inc., D-1; Fitch Investors Services, LP, F-1; Moody's Investors Service Inc. Prime-1; Standard & Poor's Ratings Group, A-1; IBCA Limited and IBCA Inc., A-1; Thomson Bank Watch, Inc., TBW-1. A description of all short- and long-term ratings is provided under Item 13 in Part B. Bankers Trust, acting under the supervision of and procedures adopted by the Board of Trustees of the Trust, will also determine that all securities purchased by the Portfolio present minimal credit risks. Bankers Trust will cause the Portfolio to dispose of any security as soon as practicable if the security is no longer of the requisite quality, unless such action would not be in the best interest of the Portfolio.
ADDITIONAL INVESTMENT LIMITATIONS. The Portfolio may not invest more than 25% of its total assets in the securities of issuers in any single industry( excluding U.S. Government Obligations and repurchase agreements), except that, under normal market conditions, more than 25% of the total assets of the Portfolio will be invested in foreign and domestic bank obligations. As an operating policy, the Portfolio may not invest more than 5% of its total assets in the obligations of any one issuer except for U.S. Government Obligations and repurchase agreements, which may be purchased without limitation. The Portfolio is also authorized to borrow, including entering into reverse repurchase transactions, in an amount up to 10% of its total assets for temporary purposes, but not for leverage, and to pledge its assets to the same extent in connection with these borrowings. At the time of an investment, the Portfolio's aggregate holdings of repurchase agreements having remaining maturities of more than seven calendar days (or which may not be terminated within seven calendar days upon notice by the Portfolio), time deposits having remaining maturities of more than seven calendar days, illiquid securities will not exceed 10% of the Portfolio's net assets. If changes in the liquidity of certain securities cause the Portfolio to exceed such 10% limit, the Portfolio will take steps to bring the aggregate amount of its illiquid securities back below 10% of its net assets as soon as practicable, unless such action would not be in the best interest of the Portfolio. The Portfolio's limitations on investment in a single industry and on borrowing may not be changed without the approval of the investors in the Portfolio. All other investment policies and limitations described in this Part A may be changed by a vote of the Trustees of the Trust. Part B contains further information on the Portfolio's investment restrictions.
The assets of the Portfolio are valued by using the amortized cost method of valuation. This method involves valuing each security held by the Portfolio at its cost at the time of its purchase and thereafter assuming a constant amortization to maturity of any discount or premium. The Board of Trustees of the Trust will monitor the valuation of assets by this method and will make such changes as it deems necessary to assure that the assets are valued fairly and in good faith.
The Portfolio follows practices which enable investment companies that invest in the Portfolio to attempt to seek to maintain a stable share price: limiting average dollar-weighted maturity of the securities held by the Portfolio to 90 days or less; buying securities which mature in 397 days or less as determined under Rule 2a-7 of the 1940 Act; and buying only high quality securities with minimal credit risks. While the Portfolio invests in high quality money market securities, investors should be aware that investment in the Portfolio is not without risk. All money market instruments, including U.S. Government securities, can change in value when interest rates or an issuer's creditworthiness changes. It is expected that the majority of investors in investment companies that invest in the Portfolio will issue standing orders, effective in the late afternoon of each day on which an investment company cash balances remaining in accounts at Bankers Trust. Because the investment company may receive significant purchase orders late Valuation Day, the Portfolio may be unable to take advantage of suitable investment opportunities on that date. To assist the Portfolio in remaining fully invested, the Portfolio intends to request that the SEC grant it an order permitting the Portfolio and Bankers Trust jointly to enter into repurchase agreements and other investments with non-affiliated banks, broker-dealers or other issuers with respect to amounts estimated to be received on any day through the operation of the sweep program. Such investments will be apportioned between the Portfolio and Bankers Trust in such a manner as to maximize the investment of cash by the Portfolio. While in the past the SEC has granted orders permitting similar sweep programs, there is no assurance that it will continue to do so.
Until such an order is granted, the Portfolio will be unable to engage in such transactions with Bankers Trust and may have significant uninvested cash balances at the end of each Valuation Day. Accordingly, Bankers Trust has agreed to waive or reimburse the Portfolio for all operating expenses until the order is granted. It is expected that these waivers and reimbursements will be sufficient to offset the impact of the uninvested cash; however it is possible that they may be insufficient to do so.
ITEM 5.  MANAGEMENT OF THE FUND.
   The affairs of the Trust are managed under the supervision of their Board of Trustees. By virtue of the responsibilities assumed by Bankers Trust, as administrator of the Trust, the Trust may not require employees other than its executive officers. None of the executive officers of the Trust devoted full time to the affairs of the Trust.
The Trust has retained the services of Bankers Trust as investment adviser. Bankers Trust, a New York banking corporation with principal offices at 280 Park Avenue, New York, New York 10017, is a wholly-owned subsidiary of Bankers Trust New York Corporation. Bankers Trust conducts a variety of general banking and trust activities and is a major wholesale supplier of financial services to the international and domestic institutional markets. As of December 31, 1996, Bankers Trust New York Corporation was the seventh largest bank holding company in the United States with total assets of approximately $120 billion. Bankers Trust is a worldwide merchant bank dedicated to servicing the needs of corporations, governments, financial institutions and private clients through a global network of over 120 offices in more than 40 countries. Investment management is a core business of Bankers Trust, built on a tradition of excellence from its roots as a trust bank founded in 1903. The scope of Bankers Trust's investment management capability is unique due to its leadership positions in both active and passive quantitative management and its presence in major equity and fixed income markets around the world. Bankers Trust is one of the nation's largest and most experienced investment managers, with approximately $227 billion in assets under management globally. Of that total, in excess of $45 billion are in cash assets alone. This makes Bankers Trust one of the nation's leading managers of cash funds.


Bankers Trust has more than 50 years of experience managing retirement assets for the nation's largest corporations and institutions. In the past, these clients have been serviced through separate account and commingled fund structures. Now, the BT Family of Funds brings Bankers Trust's extensive investment management expertise, once available to only the largest institutions in the U.S., to individual investors. Bankers Trust's officers have had extensive experience in managing investment portfolios having objectives similar to that of the Portfolio.
Bankers Trust, subject to the supervision and direction of the Board of Trustees of the Trust, manages the Portfolio in accordance with the Portfolio's investment objective and stated investment policies, makes investment decisions for the Portfolio, places orders to purchase and sell securities and other financial instruments on behalf of the Portfolio and employs professional investment managers and securities analysts who provide research services to the Trust and the Portfolio. All orders for investment transactions on behalf of the Portfolio are placed by Bankers Trust with broker-dealers and other financial intermediaries that it selects, including those affiliated with Bankers Trust. A Bankers Trust affiliate will be used in connection with a purchase or sale of an investment for the Portfolio only if Bankers Trust believes that the affiliate's charge for the transaction does not exceed usual and customary levels. The Portfolio will not invest in obligations for which Bankers Trust or any of its affiliates is the ultimate obligor or accepting bank. The Portfolio may, however, invest in the obligations of correspondents and customers of Bankers Trust.
Under its Investment Advisory Agreement with the Trust, Bankers Trust receives a fee from the Portfolio computed daily and paid monthly at the annual rate of 0.15% of the average daily net assets of the Portfolio. Bankers Trust has been advised by its counsel that, in counsel's opinion, Bankers Trust currently may perform the services for the Trust described in this Registration Statement without violation of the Glass-Steagall Act or other applicable banking laws or regulations.
Under an administration and services agreement with the Trust, Bankers Trust calculates the value of the assets of the Portfolio and generally assists the Board of Trustees of the Trust in all aspects of the administration and operation of the Trust and the Portfolio. The administration and services agreement provides for the Trust to pay the Administrator a fee computed daily and paid monthly at the annual rate of 0.05% of the average daily net assets of the Portfolio. Under the administration and services agreement, the Administrator may delegate one or more of its responsibilities to others at its expense.


   The Portfolio bears its own expenses. Operating expenses for the Portfolio generally consist of all costs not specifically borne by Bankers Trust or Edgewood Services, Inc. ("Edgewood"), the Trust's placement agent and sub-administrator, including investment advisory and administration and service fees, fees for necessary professional services, the costs associated with regulatory compliance and maintaining legal existence and investor relations.
Bankers Trust acts as Custodian of the Assets of the Trust and serves as the Transfer Agent for the Trust under an Administration and Services Agreement with the Trust.
The Portfolio bears its own expenses. Operating expenses for the Portfolio generally consist of all costs not specifically borne by Bankers Trust or Edgewood, including investment advisor and administration and services fees, fees for necessary professional services, amortization of organizational expenses, the costs associated with regulatory compliance and maintaining legal existence and investor relations.
ITEM 6.  CAPITAL STOCK AND OTHER SECURITIES.
The Trust is organized as a trust under the laws of the State of New York. Under the Declaration of Trust, the Trustees are authorized to issue beneficial interests in separate series of the Trust, such as the Portfolio. Each investor is entitled to a vote in proportion to the amount of its investment in the Portfolio. Investments in the Portfolio may not be transferred, but an investor may withdraw all or any portion of his investment at any time at net asset value. Investors in the Portfolio (e.g., investment companies, insurance company separate accounts and common and commingled trust funds) will each be liable for all obligations of the Portfolio. However, the risk of an investor in the Portfolio incurring financial loss on account of such liability is limited to circumstances in which both inadequate insurance existed and the Portfolio itself was unable to meet its obligations.
   The Trust reserves the right to create and issue a number of series, in which case investments in each series would participate equally in the earnings and assets of the particular series. Currently, the Trust has fifteen series: the Portfolio, Asset Management Portfolio II, Asset Management Portfolio III, Global High Yield Securities Portfolio, Latin American Equity Portfolio, Small Cap Portfolio, Pacific Basin Equity Portfolio, European Equity Portfolio, International Bond Portfolio, U.S. Bond Index Portfolio, EAFE(R) Equity Index Portfolio, Equity 500 Equal Weighted Index Portfolio, Small Cap Index Portfolio, BT RetirementPlus Portfolio and 100% Treasury Portfolio.
Investments in the Portfolio have no pre-emptive or conversion rights and are fully paid and non-assessable, except as set forth below. The Trust is not required and has no current intention to hold annual meetings of investors, but the Trust will hold special meetings of investors when in the judgment of the Trustees it is necessary or desirable to submit matters for an investor vote. Changes in fundamental policies will be submitted to investors for approval. Investors have under certain circumstances (e.g. upon application and submission of certain specified documents to the Trustees by a specified percentage of the aggregate value of the Trust's outstanding interests) the right to communicate with other investors in connection with requesting a meeting of investors for the purpose of removing one or more Trustees. Investors also have the right to remove one or more Trustees without a meeting by a declaration in writing by a specified number of investors. Upon liquidation of the Portfolio, investors would be entitled to share PRO RATA in the net assets of the Portfolio available for distribution to investors.
The net asset value of the Portfolio is determined each day on which the Portfolio is open ("Portfolio Business Day") (and on such other days as are deemed necessary in order to comply with Rule 22c-1 under the 1940 Act). This determination is made twice during each such day as of 12:00 noon, New York time and as of the close of regular trading on the New York Stock Exchange Inc. ("NYSE") which is currently 4:00 p.m., New York time (or in the event that the NYSE closes early, at the time of such early closing), (each, a "Valuation Time").
Each investor in the Portfolio may add to or reduce its investment in the Portfolio on each Portfolio Business Day. At each Valuation Time on each such business day, the value of each investor's beneficial interest in the Portfolio will be determined by multiplying the net asset value of the Portfolio by the percentage, effective for that day, that represents that investor's share of the aggregate beneficial interests in the Portfolio. Any additions or withdrawals, which are to be effected on that day, will then be effected. The investor's percentage of the aggregate beneficial interests in the Portfolio will then be recomputed as the percentage equal to the fraction (i) the numerator of which is the value of such investor's investment in the Portfolio as of the Valuation Time, on such day plus or minus, as the case may be, the amount of any additions to or withdrawals from the investor's investment in the Portfolio effected on such day, and
(ii) the denominator of which is the aggregate net asset value of the Portfolio as of the Valuation Time, on such day plus or minus, as the case may be, the amount of the net additions to or withdrawals from the aggregate investments in the Portfolio by all investors in the Portfolio. The percentage so determined will then be applied to determine the value of the investor's interest in the Portfolio as of the Valuation Time, on the following business day of the Portfolio.
The net income of the Portfolio shall consist of (i) all income accrued, less the amortization of any premium, on the assets of the Portfolio, less
(ii) all actual and accrued expenses of the Portfolio determined in accordance with generally accepted accounting principles ("Net Income"). Interest income includes discount earned (including both original issue and market discount) on discount paper accrued ratably to the date of maturity and any net realized gains or losses on the assets of the Portfolio. All the Net Income of the Portfolio is allocated PRO RATA among the investors in the Portfolio. The Net Income is accrued daily and distributed monthly to the investors in the Portfolio.
Under the anticipated method of operation of the Trust, the Portfolio will not be subject to any income tax. However, each investor in the Portfolio will be taxable on its share (as determined in accordance with the governing instruments of the Trust) of the Portfolio's ordinary income and capital gain in determining its income tax liability. The determination of such share will be made in accordance with the Internal Revenue Code of 1986, as amended (the "Code"), and regulations promulgated thereunder.
It is intended that the Portfolio's assets, income and distributions will be managed in such a way that an investor in the Portfolio will be able to satisfy the requirements of Subchapter M of the Code, assuming that the investor invested all of its assets in the Portfolio.
ITEM 7.  PURCHASE OF SECURITIES BEING OFFERED.
Beneficial interests in the Portfolio are issued solely in private placement transactions that do not involve any "public offering" within the meaning of Section 4(2) of the 1933 Act. See "General Description of Registrant" above.
An investment in the Portfolio may be made without a sales load. All investments are made at the net asset value next determined if an order is received by the Portfolio by the designated cutoff time for each accredited investor. The net asset value of the Portfolio is determined on each Portfolio Business Day. The Portfolio's securities are valued at amortized cost, which the Trustees of the Trust have determined in good faith constitutes fair value for the purposes of complying with the 1940 Act. This valuation method will continue to be used with respect to the Portfolio until such time as the Trustees of the Trust determine that it does not constitute fair value for such purposes.
There is no minimum initial or subsequent investment in the Portfolio. However, because the Portfolio intends to be as fully invested at all times as is reasonably practicable in order to enhance the yield on its assets, investments must be made in Federal funds (i.e., monies credited to the account of the Trust's custodian bank by a Federal Reserve Bank).
   The Trust and Edgewood reserve the right to cease accepting investments in the Portfolio at any time or to reject any investment order.
The placement agent for the Trust is Edgewood Services, Inc. The principal business address of Edgewood is Clearing Operations, P.O. Box 897, Pittsburgh, Pennsylvania 15230-0897. Edgewood receives no additional compensation for serving as the placement agent for the Trust.
ITEM 8.  REDEMPTION OR REPURCHASE.
An investor in the Portfolio may withdraw all or any portion of its investment at the net asset value next determined if a withdrawal request in proper form is furnished by the investor to the Portfolio by the designated cutoff time for each accredited investor. The proceeds of a withdrawal will be paid by the Portfolio in Federal funds normally on the Portfolio Business Day the withdrawal is effected, but in any event within seven days. The Portfolio reserves the right to pay redemptions in kind. Investments in the Portfolio may not be transferred.
The right of any investor to receive payment with respect to any withdrawal may be suspended or the payment of the withdrawal proceeds postponed during any period in which the NYSE is closed (other than weekends or holidays) or trading on such Exchange is restricted, or, to the extent otherwise permitted by the 1940 Act, if an emergency exists.
ITEM 9.  PENDING LEGAL PROCEEDINGS.
Not applicable.


BT INVESTMENT PORTFOLIOS
LIQUID ASSETS PORTFOLIO

PART B

ITEM 10.  COVER PAGE.
Not applicable.
ITEM 11.  TABLE OF CONTENTS.
   General Information and History................1
Investment Objectives and Policies................1
Management of the Fund............................6
Control Persons and Principal Holders of Securities    7
Investment Advisory and Other Services............8
Brokerage Allocation and Other Practices..........9
Capital Stock and Other Securities................10
Purchase, Redemption and Pricing of Securities Being Offered     11
Tax Status........................................12
Underwriters......................................12
Calculation of Performance Data. .................12
Financial Statements..............................13
ITEM 12.  GENERAL INFORMATION AND HISTORY.
         Not applicable.
ITEM 13.  INVESTMENT OBJECTIVES AND POLICIES.
Part A contains additional information about the investment objectives and policies of Liquid Assets Portfolio (the "Portfolio"), a series of BT Investment Portfolios (the "Trust"). This Part B should only be read in conjunction with Part A. This section contains supplemental information concerning the types of securities and other instruments in which the Portfolio may invest, the investment policies and portfolio strategies that the Portfolio may utilize and certain risks attendant to those investments, policies and strategies.
BANK OBLIGATIONS. For purposes of the Portfolio's investment policies with respect to bank obligations, the assets of a bank will be deemed to include the assets of its domestic and foreign branches. Obligations of foreign branches of U.S. banks and foreign banks may be general obligations of the parent bank in addition to the issuing bank or may be limited by the terms of a specific obligation and by government regulation. If Bankers Trust Company ("Bankers Trust"), the Trust's investment adviser (the "Adviser") with respect to the Portfolio, acting under the supervision of the Board of Trustees of the Trust, deems the instruments to present minimal credit risk, the Portfolio may invest in obligations of foreign banks or foreign branches of U.S. banks, which include banks located in the United Kingdom, Grand Cayman Island, Nassau, Japan and Canada. Investments in these obligations may entail risks that are different from those of investments in obligations of U.S. domestic banks because of differences in political, regulatory and economic systems and conditions. These risks include future political and economic developments, currency blockage, the possible imposition of withholding taxes on interest payments, differing reserve requirements, reporting and recordkeeping requirements and accounting standards, possible seizure or nationalization of foreign deposits, difficulty or inability of pursuing legal remedies and obtaining judgments in foreign courts, possible establishment of exchange controls or the adoption of other foreign governmental restrictions that might affect adversely the payment of principal and interest on bank obligations. Foreign branches of U.S. banks and foreign banks may also be subject to less stringent reserve requirements and to different accounting, auditing, reporting and recordkeeping standards that those applicable to domestic branches of U.S. banks.
COMMERCIAL PAPER. Commercial paper obligations in which the Portfolio may invest are short-term, unsecured negotiable promissory notes of U.S. or foreign corporations that at the time of purchase meet the rating criteria described in the Part A. Investments in foreign commercial paper generally involve risks similar to those described above relating to obligations of foreign banks or foreign branches of U.S. banks.
U.S. GOVERNMENT OBLIGATIONS. The Portfolio may invest in direct obligations issued by the U.S. Treasury or in obligations issued or guaranteed by the U.S. Treasury or by agencies or instrumentalities of the U.S. government ("U.S. Government Obligations"). Certain short-term U.S. Government Obligations, such as those issued by the Government National Mortgage Association , are supported by the "full faith and credit" of the U.S. government; others, such as those of the Export-Import Bank of the United States, are supported by the right of the issuer to borrow from the U.S. Treasury; others, such as those of the Federal National Mortgage Association are solely the obligations of the issuing entity but are supported by the discretionary authority of the U.S. government to purchase the agency's obligations; and still others, such as those of the Student Loan Marketing Association, are supported by the credit of the instrumentality. No assurance can be given that the U.S. government would provide financial support to U.S. government-sponsored instrumentalities if it is not obligated to do so by law.
Examples of the types of U.S. Government Obligations that the Portfolio may hold include, in addition to those described above and direct U.S. Treasury obligations, the obligations of the Federal Housing Administration, Farmers Home Administration, Small Business Administration, General Services Administration, Central Bank for Cooperatives, Farm Credit Banks, Federal Home Loan Banks, Federal Home Loan Mortgage Corporation, Federal Intermediate Credit Banks, Federal Land Banks and Maritime Administration.
   LENDING OF PORTFOLIO SECURITIES. The Portfolio has the authority to lend portfolio securities to brokers, dealers and other financial organizations. The Portfolio will not lend securities to Bankers Trust, Edgewood Services, Inc. ("Edgewood") or their affiliates. By lending its securities, the Portfolio can increase its income by continuing to receive interest on the loaned securities as well as by either investing the cash collateral in short-term securities or obtaining yield in the form of interest paid by the borrower when U.S. Government Obligations are used as collateral. There may be risks of delay in receiving additional collateral or risks of delay in recovery of the securities or even loss of rights in the collateral should the borrower of the securities fail financially. The Portfolio will adhere to the following conditions whenever its securities are loaned: (i) the Portfolio must receive at least 100% cash collateral or equivalent securities from the borrower; (ii) the borrower must increase this collateral whenever the market value of the securities including accrued interest rises above the level of the collateral; (iii) the Portfolio must be able to terminate the loan at any time; (iv) the Portfolio must receive reasonable interest on the loan, as well as any dividends, interest or other distributions on the loaned securities, and any increase in market value; (v) the Portfolio may pay only reasonable custodian fees in connection with the loan; and (vi) voting rights on the loaned securities may pass to the borrower; provided, however, that if a material event adversely affecting the investment occurs, the Board of Trustees of the Trust must terminate the loan and regain the right to vote the securities.
REVERSE REPURCHASE AGREEMENTS. The Portfolio may borrow funds for temporary or emergency purposes, such as meeting larger than anticipated redemption requests, and not for leverage, by among other things, agreeing to sell portfolio securities to financial institutions such as banks and broker-dealers and to repurchase them at a mutually agreed date and price (a "reverse repurchase agreement"). At the time the Portfolio enters into a reverse repurchase agreement it will place in a segregated custodial account cash, U.S. Government Obligations or high-grade debt obligations having a value equal to the repurchase price, including accrued interest. Reverse repurchase agreements involve the risk that the market value of the securities sold by the Portfolio may decline below the repurchase price of those securities. Reverse repurchase agreements are considered to be borrowings by the Portfolio.
   RATING SERVICES. The ratings of Moody's Investors Service, Inc. ("Moody's") and Standard & Poor's Ratings Group ("S&P") represent their opinions as to the quality of the securities that they undertake to rate. It should be emphasized, however, that ratings are relative and subjective and are not absolute standards of quality. Although these ratings are an initial criterion for selection of portfolio investments, Bankers Trust also makes its own evaluation of these securities, subject to review by the Board of Trustees of the Trust. After purchase by the Portfolio, an obligation may cease to be rated or its rating may be reduced below the minimum required for purchase by the Portfolio. Neither event would require the Portfolio to eliminate the obligation from its portfolio, but Bankers Trust will consider such an event in its determination of whether the Portfolio should continue to hold the obligation. A description of the ratings categories of Moody's and S&P is set forth herein.
INVESTMENT RESTRICTIONS
The investment restrictions below have been adopted by the Trust with respect to the Portfolio as fundamental policies. Under the Investment Company Act of 1940, as amended (the "1940 Act"), a "fundamental" policy may not be changed without the vote of a "majority of the outstanding voting securities" of the Portfolio, which is defined in the 1940 Act as the lesser of (a) 67% or more of the securities present at a meeting if the holders of more than 50% of the outstanding securities are present or represented by proxy, or (b) more than 50% of the outstanding securities. The percentage limitations contained in the restrictions listed below apply at the time of the purchase of the securities.
As a matter of fundamental policy, the Portfolio may not:
   1. Borrow money or mortgage or hypothecate assets of the Portfolio, except that in an amount not to exceed 1/3 of the current value of the Portfolio's total assets, it may borrow money as a temporary measure for extraordinary or emergency purposes and enter into reverse repurchase agreements or dollar roll transactions, and except that it may pledge, mortgage or hypothecate not more than 1/3 of such assets to secure such borrowings (it is intended that money would be borrowed only from banks and only either to accommodate requests for the withdrawal of beneficial interests while effecting an orderly liquidation of portfolio securities or to maintain liquidity in the event of an unanticipated failure to complete a portfolio security transaction or other similar situations) or reverse repurchase agreements, provided that collateral arrangements with respect to options and futures, including deposits of initial deposit and variation margin, are not considered a pledge of assets for purposes of this restriction and except that assets may be pledged to secure letters of credit solely for the purpose of participating in a captive insurance company sponsored by the Investment Company Institute; for additional related restrictions, see clause (i) under the caption "Additional Restrictions" below. (As an operating policy, the Portfolio may not engage in dollar roll transactions);
2. Underwrite securities issued by other persons except insofar as the Portfolio may technically be deemed an underwriter under the Securities Act of 1933, as amended (the "1933 Act"), in selling a portfolio security;
3. Make loans to other persons except (a) through the lending of the Portfolio's portfolio securities and provided that any such loans not exceed 20% of the Portfolio's total assets (taken at market value), (b) through the use of repurchase agreements or the purchase of short-term obligations or (c) by purchasing a portion of an issue of debt securities of types distributed publicly or privately;
4. Purchase or sell real estate (including limited partnership interests but excluding securities secured by real estate or interests therein), interests in oil, gas or mineral leases, commodities or commodity contracts (except futures and option contracts) in the ordinary course of business (except that the Portfolio may hold and sell, for the Portfolio's portfolio, real estate acquired as a result of the Portfolio's ownership of securities);
5. Concentrate its investments in any particular industry (excluding U.S. Government securities), but if it is deemed appropriate for the achievement of the Portfolio's investment objective, up to 25% of its total assets may be invested in any one industry; and
6. Issue any senior security (as that term is defined in the 1940 Act) if such issuance is specifically prohibited by the 1940 Act or the rules and regulations promulgated thereunder, provided that collateral arrangements with respect to options and futures, including deposits of initial deposit and variation margin, are not considered to be the issuance of a senior security for purposes of this restriction.
   ADDITIONAL RESTRICTIONS. In order to comply with certain statutes and policies the Portfolio will not as a matter of operating policy:
(i) borrow money (including through dollar roll transactions) for any purpose in excess of 10% of the Portfolio's total assets (taken at cost), except that the Portfolio may borrow for temporary or emergency purposes up to 1/3 of its assets;
(ii) pledge, mortgage or hypothecate for any purpose in excess of 10% of the Portfolio's net assets (taken at market value), provided that collateral arrangements with respect to options and futures, including deposits of initial deposit and variation margin, are not considered a pledge of assets for purposes of this restriction;
(iii) purchase any security or evidence of interest therein on margin, except that such short-term credit as may be necessary for the clearance of purchases and sales of securities may be obtained and except that deposits of initial deposit and variation margin may be made in connection with the purchase, ownership, holding or sale of futures;
(iv) sell any security which it does not own unless by virtue of its ownership of other securities it has at the time of sale a right to obtain securities, without payment of further consideration, equivalent in kind and amount to the securities sold and provided that if such right is conditional the sale is made upon the same conditions;
(v)    invest for the purpose of exercising control or management;
(vi) purchase securities issued by any investment company except by purchase in the open market where no commission or profit to a sponsor or dealer results from such purchase other than the customary broker's commission, or except when such purchase, though not made in the open market, is part of a plan of merger or consolidation; provided, however, that securities of any investment company will not be purchased for the Portfolio if such purchase at the time thereof would cause (a) more than 10% of the Portfolio's total assets (taken at the greater of cost or market value) to be invested in the securities of such issuers; (b) more than 5% of the Portfolio's total assets (taken at the greater of cost or market value) to be invested in any one investment company; or (c) more than 3% of the outstanding voting securities of any such issuer to be held for the Portfolio; and, provided further, that the Portfolio shall not invest in any other open-end investment company unless the Portfolio (1) waives the investment advisory fee with respect to assets in vested in other open-end investment companies and (2) incurs no sales charge in connection with the investment (as an operating policy each Portfolio will not invest in another open-end registered investment company);
(vii) invest more than 15% of the Portfolio's net assets (taken at the greater of cost or market value) in securities that are illiquid or not readily marketable not including (a) Rule 144A securities that have been determined to be liquid by the Board of Trustees; and (b) commercial paper that is sold under section 4(2) of the Securities Act of 1933 which: (i) is not traded flat or in default as to interest or principal; and (ii) is rated in one of the two highest categories by at least two nationally recognized statistical rating organizations and the Portfolio's (Fund's) Board of Trustees have determined the commercial paper to be liquid; or
(iii) is rated in one of the two highest categories by one nationally recognized statistical rating agency and the Portfolio's (Fund's) Board of Trustees have determined that the commercial paper is equivalent quality and is liquid;
(vii) no more than 5% of the Portfolio's total assets are invested in securities issued by issuers which (including predecessors) have been in operation less than three years;
(ix) invest more than 10% of the Portfolio's total assets (taken at the greater of cost or market value) in securities that are restricted as to resale under the 1933 Act (other than Rule 144A securities deemed liquid by the Portfolio's Board of Trustees);
(x) with respect to 75% of the Portfolio's total assets, purchase securities of any issuer if such purchase at the time thereof would cause the Portfolio to hold more than 10% of any class of securities of such issuer, for which purposes all indebtedness of an issuer shall be deemed a single class and all preferred stock of an issuer shall be deemed a single class, except that futures or option contracts shall not be subject to this restriction;
(xi) if the Portfolio is a "diversified" fund with respect to 75% of its assets, invest more than 5% of its total assets in the securities (excluding U.S. government securities) of any one issuer;
(xii) purchase or retain in the Portfolio's portfolio any securities issued by an issuer any of whose officers, directors, trustees or security holders is an officer or Trustee of the Portfolio, or is an officer or partner of the Adviser, if after the purchase of the securities of such issuer for the Portfolio one or more of such persons owns beneficially more than 1/2 of 1% of the shares or securities, or both, all taken at market value, of such issuer, and such persons owning more than 1/2 of 1% of such shares or securities together own beneficially more than 5% of such shares or securities, or both, all taken at market value;
(xiii) invest more than 5% of the Portfolio's net assets in warrants (valued at the lower of cost or market)(other than warrants acquired by the Portfolio as part of a unit or attached to securities at the time of purchase), but not more than 2% of the Portfolio's net assets may be invested in warrants not listed on the American Stock Exchange or the New York Stock Exchange Inc. (the "NYSE");
(xiv) make short sales of securities or maintain a short position, unless at all times when a short position is open it owns an equal amount of such securities or securities convertible into or exchangeable, without payment of any further consideration, for securities of the same issue and equal in amount to, the securities sold short, and unless not more than 10% of the Portfolio's net assets (taken at market value) is represented by such securities, or securities convertible into or exchangeable for such securities, at any one time (the Portfolio has no current intention to engage in short selling);
The Portfolio will comply with the permitted investments and investment limitations in the securities laws and regulations of all states in which any registered investment company investing in the Portfolio is registered. PORTFOLIO TURNOVER. The Portfolio may attempt to increase yields by trading to take advantage of short-term market variations, which results in higher portfolio turnover. This policy does not result in higher brokerage commissions to the Portfolio, however, as the purchases and sales of portfolio securities are usually effected as principal transactions. The Portfolio's turnover rate is not expected to have a material effect on its income and is expected to be zero for regulatory reporting purposes.
ITEM 14.  MANAGEMENT OF THE FUND.
The Board of Trustees is composed of persons experienced in financial matters who meet throughout the year to oversee the activities of the Portfolio. In addition, the Trustees review contractual arrangements with companies that provide services to the Portfolio.
   The Trustees and officers of the Trust, their birthdates, and their principal occupations during the past five years are set forth below. Their titles may have varied during that period. Unless otherwise indicated below, the address of each officer is Clearing Operations, P.O. Box 897, Pittsburgh, Pennsylvania 15230-0897.
TRUSTEES
CHARLES P. BIGGAR (birthdate: October 13, 1930) - Trustee; Retired; Director of Chase/NBW Bank Advisory Board; Director, Batemen, Eichler, Hill Richards Inc.; formerly Vice President of International Business Machines and President of the National Services and the Field Engineering Divisions of IBM. His address is 12 Hitching Post Lane, Chappaqua, New York 10514.

PHILIP W. COOLIDGE* (birthdate: September 2, 1951) - Trustee and President; Chairman, Chief Executive Officer and President, SFG (since December, 1988) and Signature (since April, 1989). His address is 6 St. James Avenue, Boston, Massachusetts 02116.

S. LELAND DILL (birthdate: March 28, 1930) - Trustee; Retired; Director, Coutts Group; Coutts (U.S.A.) International; Coutts Trust Holdings, Ltd; Director, Zweig Series Trust; formerly Partner of KPMG Peat Marwick; Director, Vinters International Company Inc.; General Partner of Pemco (an investment company registered under the 1940 Act). His address is 5070 North Ocean Drive, Singer Island, Florida 33404.

PHILIP SAUNDERS, JR. (birthdate: October 11, 1935) - Trustee; Principal, Philip Saunders Associates (Consulting); former Director of Financial Industry Consulting, Wolf & Company; President, John Hancock Home Mortgage Corporation; and Senior Vice President of Treasury and Financial Services, John Hancock Mutual Life Insurance Company, Inc. His address is 445 Glen Road, Weston, Massachusetts 02193.

*Indicates an `interested person'' (as defined in the 1940 Act) for the Trust.

OFFICERS

RONALD M. PETNUCH (birthdate: February 27, 1960) - President and Treasurer; Senior Vice President; Federated Services Company (`FSC''); formerly, Director of Proprietary Client Services, Federated Administrative Services (`FAS''), and Associate Corporate Counsel, Federated Investors (``FI''). CHARLES L. DAVIS, JR. (birthdate: March 23, 1960) - Vice President and Assistant Treasurer; Vice President, FAS.
JAY S. NEUMAN (birthdate: April 22, 1950) - Secretary; Corporate Counsel,
FI.

Messrs. Coolidge, Petnuch, Davis, and Neuman also hold similar positions for other investment companies for which Signature, or Edgewood, respectively, or an affiliate serves as the principal underwriter.
No person who is an officer or director of Bankers Trust is an officer or Trustee of the Trust. No director, officer or employee of Edgewood or any of its affiliates will receive any compensation from the Trust for serving as an officer or Trustee of the Trust.

The following table reflects fees paid to the Trustees of the Trust for the year ended December 31, 1996.

TRUSTEE COMPENSATION TABLE

NAME,               AGGREGATE      TOTAL
POSITION WITH       COMPENSATION   COMPENSATION FROM
TRUST               FROM TRUST     FUND COMPLEX*

Philip W. Coolidge
Trustee             $23            $1,250

Charles P. Biggar,
Trustee             $765           $28,750

S. Leland Dill,
Trustee             $705           $28,750

Philip Saunders, Jr.,
Trustee             $705           $28,750

*Aggregated information is furnished for the BT Family of Funds which consists of the following: BT Investment Funds, BT Institutional Funds, BT Pyramid Funds, BT Advisor Funds, BT Investment Portfolios, Cash Management Portfolio, Treasury Money Portfolio, Tax Free Money Portfolio, NY Tax Free Money Portfolio, International Equity Portfolio, Utility Portfolio, Short Intermediate US Government Securities Portfolio, Intermediate Tax Free Portfolio, Asset Management Portfolio, Equity 500 Index Portfolio, and Capital Appreciation Portfolio.

The Trust's Declaration of Trust provides that it will indemnify its Trustees and officers against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices with the Trust, unless, as to liability to the Trust or the investors in the Portfolio or any other series of the Trust, it is finally adjudicated that they engaged in wilful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in their offices, or unless with respect to any other matter it is finally adjudicated that they did not act in good faith in the reasonable belief that their actions were in the best interests of the Trust. In the case of settlement, such indemnification will not be provided unless it has been determined by a court or other body approving the settlement or other disposition, or by a reasonable determination, based upon a review of readily available facts, by vote of a majority of disinterested Trustees or in a written opinion of independent counsel, that such officers or Trustees have not engaged in wilful misfeasance, bad faith, gross negligence or reckless disregard of their duties.
ITEM 15.  CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES.
   As of March 1, 1997, Institutional Liquid Assets Fund (the "Fund") (a series of BT Institutional Funds) owned approximately 100% of the value of the outstanding interests in the Portfolio. Because the Fund controls the Portfolio, it may take actions without the approval of any other investor in the Portfolio.
The Fund has informed the Trust that whenever it is requested to vote on matters pertaining to the fundamental policies of the Portfolio, the Fund will hold a meeting of shareholders and will cast its votes as instructed by the Fund's shareholders. It is anticipated that other registered investment companies investing in the Portfolio will follow the same or a similar practice.
ITEM 16.  INVESTMENT ADVISORY AND OTHER SERVICES.
Under the terms of an investment advisory agreement (the `Advisory Agreement') between the Portfolio and Bankers Trust, the adviser manages the portfolio subject to the supervision and direction of the Board of Trustees of the Portfolio. Bankers Trust will: (i) act in strict conformity with the Trust's Declaration of Trust, the 1940 Act and the Investment Advisors Act of 1940, as the same may from time to time be amended; (ii) manage the Portfolio in accordance with the Portfolio's investment objectives, restrictions and policies as stated herein; (iii) make investment decisions for the Portfolio; and (iv) place purchase and sale orders for securities and other financial instruments on behalf of the Portfolio.
Bankers Trust bears all expenses in connection with the performance of services under the Advisory Agreement. The Portfolio bears certain other expenses incurred in its operation including: taxes, interest, brokerage fees and commissions, if any; fees of Trustees of the Portfolio who are not officers, directors or employees of Bankers Trust, Edgewood or any of their affiliates; Securities and Exchange Commission fees, and state Blue Sky qualification fees, if any; administrative and services fees; certain insurance premiums; outside auditing an legal expenses; costs of maintenance of corporate existence;; costs attributable to investor services; costs of shareholders' reports and meetings of shareholders, officers and Trustees of the Portfolio; and any extraordinary expenses.
The Advisory Agreement will continue in effect if such continuance is specifically approved at least annually by the Board of Trustees or by a majority vote of the investors in the Portfolio (with the vote of each being in proportion to the amount of its investment), and, in either case, by a majority of the Trust's Trustees who are not parties to the Advisory Agreement or interested persons of any such party, at a meeting called for the purpose of voting on the Advisory Agreement.
The Advisory Agreement is terminable with respect to the Portfolio without penalty on 60 days' written notice by the Portfolio when authorized either by majority vote of the investors in the Portfolio (with the vote of each being in proportion to the amount of its investment), or by a vote of a majority of the Trust's Board of Trustees, or by the Adviser, and will automatically terminate in the event of its assignment. The Advisory Agreement provides that neither the Adviser not its personnel shall be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the execution of security transactions for the Portfolio, except for wilful misfeasance, bad faith or gross negligence or of reckless disregard of its or their obligations and duties under the Advisory Agreement.
For the fiscal year ended December 31, 1996, the period ended December 31, 1995 and the fiscal year ended December 31, 1994, Bankers Trust earned $2,794,472, $127,704, and $22,347, respectively, in compensation for investment advisory services provided to the Portfolio. During the same periods, Bankers Trust reimbursed $3,187,013, $178,381, and $44,908, respectively, to the Portfolio to cover expenses.
   Under the Administration and Services Agreement, Bankers Trust is obligated on a continuous basis to provide such administrative services as the Board of Trustees reasonably deems necessary for the proper administration of the Trust. Bankers Trust will generally assist in all aspects of the Trust's operations; supply and maintain the Trust with office facilities, statistical and research data, data processing services, clerical, accounting, bookkeeping and recordkeeping services (including without limitation the maintenance of such books and records as are required under the 1940 Act and the rules thereunder, except as maintained by other agents of the Trust), internal auditing, executive and administrative services, and stationery and office supplies; prepare reports to investors; prepare and file tax returns; supply financial information and supporting data for reports to and filings with the Securities and Exchange Commission ; supply supporting documentation for meetings of the Board of Trustees; provide monitoring reports and assistance regarding compliance with the Trust's Declaration of Trust, by-laws, investment objectives and policies and with Federal and state securities laws; arrange for appropriate insurance coverage; calculate the net asset value, net income and realized capital gains or losses of the Portfolio; and negotiate arrangements with, and supervise and coordinate the activities of, agents and others retained by the Trust to supply services to the Trust and/or the investors in the Portfolio.
Pursuant to a sub-administration agreement (the "Sub-Administration Agreement"), FSC performs such sub-administration duties for the Trust as from time to time may be agreed upon by Bankers Trust and FSC. The Sub-Administration Agreement provides that FSC will receive such compensation as from time to time may be agreed upon by FSC and Bankers Trust. All such compensation will be paid by Bankers Trust.
Bankers Trust also provides fund accounting, transfer agency and custodian services to the Trust and the Portfolio, pursuant to the Administration Agreement.
   For the fiscal year ended December 31, 1996, the period ended December 31, 1995, and the fiscal year ended December 31, 1994, Bankers Trust earned compensation $931,490, $42,568, and $7,449, respectively, for administrative and other services provided to the Portfolio.
Bankers Trust, 280 Park Avenue, New York, New York, 10017, serves as custodian for the Portfolio pursuant to the Administration and Services Agreement discussed herein. As custodian, Bankers Trust holds the Portfolios assets. For such services, Bankers Trust receives monthly fees from the Portfolio, which are included in the administrative and services fees discussed above.
Bankers Trust has been advised by its counsel that in its opinion Bankers Trust may perform the services for the Portfolio contemplated by the Advisory Agreement and other activities for the Trust described herein and in Part A without violation of the Glass-Steagall Act or any other applicable banking laws or regulations. However, counsel has pointed out that future changes in either Federal or state statutes and regulations concerning the permissible activities of banks or trust companies, as well as future judicial or administrative decisions or interpretations of present and future statutes and regulations, might prevent bankers Trust from continuing to perform those services for the Portfolio. If the circumstances described above should change, the Board of Trustees would review the Trust's relationship with Bankers Trust and consider taking all actions necessary in the circumstances.
Willkie Farr & Galagher, One Citicorp Center, 153 East 53rd Street, New York, New York 10022-4669, serve as Counsel to the Trust and from time to time provides certain legal services to Bankers Trust. Coopers & Lybrand L.L.P., 1100 Main Street, Suite 900, Kansas City, Missouri 64105 has been selected as Independent Accountants for the Trust.
ITEM 17.  BROKERAGE ALLOCATION AND OTHER PRACTICES.
Decisions to buy and sell securities and other financial instruments for the Portfolio are made by Bankers Trust, which also is responsible for placing these transactions, subject to the overall review of the Board of Trustees of the Trust. Although investment requirements for the Portfolio are reviewed independently from those of the other accounts managed by Bankers Trust, investments of the type the Portfolio may make may also be made by these other accounts. When the Portfolio or accounts managed by Bankers Trust are prepared to invest in, or desire to dispose of, the same security or other financial instrument, available investments or opportunities for sales will be allocated in a manner believed by Bankers Trust to be equitable to each. In some cases, this procedure may affect adversely the price paid or received by the Portfolio or the size of the position obtained or disposed of by the Portfolio.
Purchases and sales of securities on behalf of the Portfolio usually are principal transactions. These securities are normally purchased directly from the issuer or from an underwriter or market maker for the securities. The cost of securities purchased from underwriters includes an underwriting commission or concession and the prices at which securities are purchased from and sold to dealers include a dealer's mark-up or mark-down. U.S. Government Obligations are generally purchased from underwriters or dealers, although certain newly issued U.S. Government Obligations may be purchased directly from the U.S. Treasury or from the issuing agency or instrumentality.
Over-the-counter purchases and sales are transacted directly with principal market makers except in those cases in which better prices and executions may be obtained elsewhere and principal transactions are not entered into with persons affiliated with the Portfolio or any other series of the Trust except pursuant to exemptive rules or orders adopted by the SEC. Under rules adopted by the SEC, broker-dealers may not execute transactions on the floor of any national securities exchange for the accounts of affiliated persons, but may effect transactions by transmitting orders for execution.
In selecting brokers or dealers to execute portfolio transactions on behalf of the Portfolio, Bankers Trust seeks the best overall terms available. In assessing the best overall terms available for any transaction, Bankers Trust will consider the factors it deems relevant, including the breadth of the market in the investment, the price of the investment, the financial condition and execution capability of the broker or dealer and the reasonableness of the commission, if any, for the specific transaction and on a continuing basis. In addition, Bankers Trust is authorized, in selecting parties to execute a particular transaction and in evaluating the best overall terms available, to consider the brokerage, but not research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) provided to the Portfolio and/or the other accounts over which Bankers Trust or its affiliates exercise investment discretion. Bankers Trust's fees under its agreements with the Trust are not reduced by reason of its receiving brokerage services.
ITEM 18.  CAPITAL STOCK AND OTHER SECURITIES.
Under the Declaration of Trust, the Trustees are authorized to issue beneficial interests in separate series, such as the Portfolio. No series of the Trust has any preference over any other series. Investors in the Portfolio are entitled to participate PRO RATA in distributions of taxable income, loss, gain and credit of the Portfolio. Upon liquidation or dissolution of the Portfolio, investors are entitled to share PRO RATA in the net assets of the Portfolio available for distribution to investors. Investments in the Portfolio have no preference, preemptive, conversion or similar rights and are fully paid and nonassessable, except as set forth below. Investments in the Portfolio may not be transferred.
Each investor in the Portfolio is entitled to a vote in proportion to the amount of its investment. The Portfolio and the other series of the Trust will all vote together in certain circumstances (e.g., election of the Trust's Trustees and auditors, as required by the 1940 Act and the rules thereunder). One or more series of the Trust could control the outcome of these votes. Investors do not have cumulative voting rights, and investors holding more than 50% of the aggregate beneficial interests in the Trust, or in a series as the case may be, may control the outcome of votes and in such event the other investors in the Portfolio, or in the series, would not be able to elect any Trustee. The Trust is not required and has no current intention to hold annual meetings of investors but the Trust will hold special meetings of investors when in the judgment of the Trust's Trustees it is necessary or desirable to submit matters for an investor vote. No material amendment may be made to the Trust's Declaration of Trust without the affirmative majority vote of investors (with the vote of each being in proportion to the amount of its investment).
The Trust, with respect to the Portfolio, may enter into a merger or consolidation, or sell all or substantially all of its assets, if approved by the vote of two-thirds of the Portfolio's investors (with the vote of each being in proportion to its percentage of the beneficial interests in the Portfolio), except that if the Trustees of the Trust recommend such sale of assets, the approval by vote of a majority of the investors (with the vote of each being in proportion to its percentage of the beneficial interests of the Portfolio) will be sufficient. The Portfolio may also be terminated (i) upon liquidation and distribution of its assets, if approved by the vote of two-thirds of its investors (with the vote of each being in proportion to the amount of its investment), or (ii) by the Trustees of the Trust by written notice to its investors.
The Trust is organized as a trust under the laws of the State of New York. Investors in the Portfolio or any other series of the Trust will be held personally liable for its obligations and liabilities, subject, however, to indemnification by the Trust in the event that there is imposed upon an investor a greater portion of the liabilities and obligations than its proportionate beneficial interest. The Declaration of Trust also provides that the Trust shall maintain appropriate insurance (for example, fidelity bonding and errors and omissions insurance) for the protection of the Trust, its investors, Trustees, officers, employees and agents covering possible tort and other liabilities. Thus, the risk of an investor incurring financial loss on account of investor liability is limited to circumstances in which both inadequate insurance existed and the Trust itself was unable to meet its obligations with respect to any series thereof.
The Declaration of Trust further provides that obligations of the Portfolio or any other series of the Trust are not binding upon the Trustees individually but only upon the property of the Portfolio or other series of the Trust, as the case may be, and that the Trustees will not be liable for any action or failure to act, but nothing in the Declaration of Trust protects a Trustee against any liability to which he would otherwise be subject by reason of wilful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his office.
The Trust reserves the right to create and issue a number of series, in which case investments in each series would participate equally in the earnings and assets of the particular series. Investors in each series would be entitled to vote separately to approve advisory agreements or changes in investment policy, but investors of all series may vote together in the election or selection of Trustees, principal underwriters and accountants. Upon liquidation or dissolution of any series of the Trust, the investors in that series would be entitled to share PRO RATA in the net assets of that series available for distribution to investors.
ITEM 19. PURCHASE, REDEMPTION AND PRICING OF SECURITIES BEING OFFERED. Beneficial interests in the Portfolio are issued solely in private placement transactions that do not involve any "public offering" within the meaning of Section 4(2) of the 1933 Act. See "General Description of Registrant," "Purchase of Securities Being Offered" and "Redemption or Repurchase" in Part A.
The Portfolio determines its net asset value as of 12:00 noon and 4:00 p.m., New York time, on each day on which the Portfolio is open ("Portfolio Business Day"), by dividing the value of the Portfolio's net assets (I.E., the value of its securities and other assets less its liabilities, including expenses payable or accrued) by the value of the investment of the investors in the Portfolio at the time the determination is made. (As of the date of this Registration Statement, the Portfolio is open every weekday except for: (a) the following holidays: New Year's Day, Martin Luther King Day, Presidents' Day, Memorial Day, Independence Day, Labor Day, Columbus Day, Veterans Day, Thanksgiving Day and Christmas Day and (b) the preceding Friday of the subsequent Monday when one of the calendar-determined holidays falls on a Saturday or Sunday, respectively. Purchases and withdrawals will be effected at the time of determination of net asset value next following the receipt of any purchase or withdrawal order.
The valuation of the Portfolio's securities is based on their amortized cost, which does not take into account unrealized capital gains or losses. Amortized cost valuation involves initially valuing an instrument at its cost and thereafter assuming a constant amortization to maturity of any discount or premium, generally without regard to the impact of fluctuating interest rates on the market value of the instrument. Although this method provides certainty in valuation, it may result in periods during which value, as determined by amortized cost, is higher or lower than the price the Portfolio would receive if it sold the instrument.
The Portfolio's use of the amortized cost method of valuing its securities is permitted by a rule adopted by the SEC. The Portfolio will also maintain a dollar-weighted average portfolio maturity of 90 days or less, purchase only instruments having remaining maturities of two years or less and invest only in securities determined by or under the supervision of the Board of Trustees to be of high quality with minimal credit risks.
Pursuant to the rule, the Board of Trustees of the Trust also has established procedures designed to allow investors in the Portfolio to stabilize, to the extent reasonably possible, the investors' price per share as computed for the purpose of sales and redemptions. These procedures include review of the Portfolio's holdings by the Trust's Board of Trustees, at such intervals as it deems appropriate, to determine whether the value of the Portfolio's assets calculated by using available market quotations or market equivalents deviates from such valuation based on amortized cost.
The rule also provides that the extent of any deviation between the value of the Portfolio's assets based on available market quotations or market equivalents and such valuation based on amortized cost must be examined by the Trust's Board of Trustees. In the event the Board of Trustees determines that a deviation exists that may result in material dilution or other unfair results to investors, pursuant to the rule, the Trust's Board of Trustees must cause the Portfolio to take such corrective action as the Board of Trustees regards as necessary and appropriate, including: selling portfolio instruments prior to maturity to realize capital gains or losses or to shorten average portfolio maturity; paying distributions from capital or capital gains; redeeming interests in kind; or valuing the Portfolio's assets by using available market quotations.
ITEM 20.  TAX STATUS.
The Trust is organized as a trust under New York law. Under the anticipated method of operation of the Trust, the Portfolio will not be subject to any income tax. However each investor in the Portfolio will be taxable on its share (as determined in accordance with the governing instruments of the Trust) of the Portfolio's ordinary income and capital gain in determining its income tax liability. The determination of such share will be made in accordance with the Internal Revenue Code of 1986, as amended (the "Code"), and regulations promulgated thereunder.
The Trust's taxable year-end is December 31. Although, as described above, the Portfolio will not be subject to Federal income tax, the Trust will file appropriate income tax returns with respect to the Portfolio.
It is intended that the assets, income and distributions of the Portfolio will be managed in such a way that an investor in the Portfolio will be able to satisfy the requirements of Subchapter M of the Code, assuming that the investor invested all of its assets in the Portfolio.
There are certain tax issues that will be relevant to only certain of the investors, specifically investors that are segregated asset accounts and investors who contribute assets rather than cash to the Portfolio. It is intended that such segregated asset accounts will be able to satisfy diversification requirements applicable to them and that such contributions of assets will not be taxable provided certain requirements are met. Such investors are advised to consult their own tax advisors as to the tax consequences of an investment in the Portfolio.
ITEM 21. UNDERWRITERS.
   The placement agent for the Trust is Edgewood, which receives no additional compensation for serving in this capacity. Investment companies, insurance company separate accounts, common and commingled trust funds and similar organizations and entities may continuously invest in the Portfolio.
ITEM 22.  CALCULATION OF PERFORMANCE DATA.
Not applicable.



ITEM 23.  FINANCIAL STATEMENTS.
The financial statements for the Portfolio for the period ended December 31, 1996, are incorporated herein by reference to the Annual Report to shareholders of the Institutional Liquid Assets Fund dated December 31, 1996. A copy of the Annual Report may be obtained without charge by contacting the Trust.

                                 APPENDIX

                     DESCRIPTION OF SECURITIES RATINGS

Description of S&P's corporate bond ratings:

     AAA-Bonds rated AAA have the highest rating assigned by S&P to a debt obligation. Capacity to pay interest and repay principal is extremely strong.

     AA-Bonds rated AA have a very strong capacity to pay interest and repay principal and differ from the highest rated issues only in small degree.

     S&P's letter ratings may be modified by the addition of a plus or a minus sign, which is used to show relative standing within the major categories, except in the AAA rating category.

Description of Moody's corporate bond ratings:

     Aaa-Bonds which are rated Aaa are judged to be the best quality. They carry the smallest degree of investment risk and are generally referred to as `gilt-edge.'' Interest payments are protected by a large or exceptionally stable margin and principal is secure. While the various protective elements are likely to change, such changes as can be visualized are most unlikely to impair the fundamentally strong position of such issues.

     Aa-Bonds which are rated Aa are judged to be of high quality by all standards. Together with the Aaa group they comprise what are generally known as high grade bonds. They are rated lower than the best bonds because margins of protection may not be as large as in Aaa securities or fluctuation of protective elements may be of greater amplitude or there may be other elements present which make the long-term risks appear somewhat larger than in Aaa securities.

     Moody's applies the numerical modifiers 1, 2 and 3 to each generic rating classification from Aa through B. The modifier 1 indicates that the security ranks in the higher end of its generic rating category; the modifier 2 indicates a mid-range ranking; and the modifier 3 indicates that the issue ranks in the lower end of its generic rating category.

Description of Fitch Investors Service's corporate bond ratings:

     AAA-Securities of this rating are regarded as strictly high-grade, broadly marketable, suitable for investment by trustees and fiduciary institutions, and liable to but slight market fluctuation other than through changes in the money rate. The factor last named is of importance varying with the length of maturity. Such securities are mainly senior issues of strong companies, and are most numerous in the railway and public utility fields, though some industrial obligations have this rating. The prime feature of an AAA rating is showing of earnings several times or many times interest requirements with such stability of applicable earnings that safety is beyond reasonable question whatever changes occur in conditions. Other features may enter in, such as a wide margin of protection through collateral security or direct lien on specific property as in the case of high class equipment certificates or bonds that are first mortgages on valuable real estate. Sinking funds or voluntary reduction of the debt by call or purchase are often factors, while guarantee or assumption by parties other than the original debtor may also influence the rating.

     AA-Securities in this group are of safety virtually beyond question, and as a class are readily salable while many are highly active. Their merits are not greatly unlike those of the AAA class, but a security so rated may be of junior though strong lien in many cases directly following an AAA security or the margin of safety is less strikingly broad. The issue may be the obligation of a small company, strongly secured but influenced as to ratings by the lesser financial power of the enterprise and more local type of market.
Description of Duff & Phelps' corporate bond ratings:

     AAA-Highest credit quality. The risk factors are negligible, being only slightly more than for risk-free U.S. Treasury Funds.

     AA+, AA, AA-High credit quality. Protection factors are strong. Risk is modest but may vary slightly from time to time because of economic conditions.

Description of S&P's municipal bond ratings:

     AAA-Prime-These are obligations of the highest quality. They have the strongest capacity for timely payment of debt service.

     General Obligation Bonds-In a period of economic stress, the issuers will suffer the smallest declines in income and will be least susceptible to autonomous decline. Debt burden is moderate. A strong revenue structure appears more than adequate to meet future expenditure requirements. Quality of management appears superior.

     Revenue Bonds-Debt service coverage has been, and is expected to remain, substantial; stability of the pledged revenues is also exceptionally strong due to the competitive position of the municipal enterprise or to the nature of the revenues. Basic security provisions (including rate covenant, earnings test for issuance of additional bonds and debt service reserve requirements) are rigorous. There is evidence of superior management.
     AA-High Grade-The investment characteristics of bonds in this group are only slightly less marked than those of the prime quality issues. Bonds rated AA have the second strongest capacity for payment of debt service.

     S&P's letter ratings may be modified by the addition of a plus or a minus sign, which is used to show relative standing within the major rating categories, except in the AAA rating category.

Description of Moody's municipal bond ratings:

     Aaa-Bonds which are rated Aaa are judged to be of the best quality. They carry the smallest degree of investment risk and are generally referred to as `gilt edge.'' Interest payments are protected by a large or by an exceptionally stable margin and principal is secure. While the various protective elements are likely to change, such changes as can be visualized are most unlikely to impair the fundamentally strong position of such issues.

     Aa-Bonds which are rated Aa are judged to be of high quality by all standards. Together with the Aaa group they comprise what are generally known as high grade bonds. They are rated lower than the best bonds because margins of protection may not be as large as in Aaa securities, or fluctuation of protective elements may be of greater amplitude, or there may be other elements present which make the long-term risks appear somewhat larger than in Aaa securities.

     Moody's may apply the numerical modifier in each generic rating classification from Aa through B. The modifier 1 indicates that the security within its generic rating classification possesses the strongest investment attributes.

Description of S&P's municipal note ratings:

     Municipal notes with maturities of three years or less are usually given note ratings (designated SP-1 or SP-2) to distinguish more clearly the credit quality of notes as compared to bonds. Notes rated SP-1 have a very strong or strong capacity to pay principal and interest. Those issues determined to possess overwhelming safety characteristics are given the designation of SP-1+. Notes rated SP-2 have a satisfactory capacity to pay principal and interest.
Description of Moody's municipal note ratings:

     Moody's ratings for state and municipal notes and other short-term loans are designated Moody's Investment Grade (MIG) and for variable rate demand obligations are designated Variable Moody's Investment Grade (VMIG). This distinction recognizes the differences between short-term credit risk and long-term risk. Loans bearing the designation MIG-1/VMIG-1 are of the best quality, enjoying strong protection from established cash flows of funds for their servicing or from established and broad-based access to the market for refinancing, or both. Loans bearing the designation MIG-2/VMIG-2 are of high quality, with ample margins of protection, although not as large as the preceding group.

Description of S&P commercial paper ratings:

     Commercial paper rated A-1 by S&P indicates that the degree of safety regarding timely payment is either overwhelming or very strong. Those issues determined to possess overwhelming safety characteristics are denoted A-1+.

Description of Moody's commercial paper ratings:

     The rating Prime-1 is the highest commercial paper rating assigned by Moody's. Issuers rated Prime-1 (or related supporting institutions) are considered to have a superior capacity for repayment of short-term promissory obligations.

Description of Fitch Investors Service's commercial paper ratings:

     F-1+-Exceptionally Strong Credit Quality. Issues assigned this rating are regarded as having the strongest degree of assurance for timely payment.

     F-1-Very Strong Credit Quality. Issues assigned this rating reflect an assurance of timely payment only slightly less in degree than the strongest issue.

Description of Duff & Phelps' commercial paper ratings:

     Duff 1+-Highest certainty of timely payment. Short term liquidity, including internal operating factors and/or access to alternative sources of funds, is outstanding, and safety is just below risk free U.S. Treasury short term obligations.

     Duff 1-Very high certainty of timely payment. Liquidity factors are excellent and supported by good fundamental protection factors. Risk factors are minor.

Description of IBCA's Long-Term Ratings:

     AAA-Obligations for which there is the lowest expectation of investment risk. Capacity for timely repayment of principal and interest is substantial. Adverse changes in business, economic or financial conditions are unlikely to increase investment risk significantly.

     AA-Obligations for which there is a very low expectation of investment risk. Capacity for timely repayment of principal and interest is substantial. Adverse changes in business economic or financial conditions may increase investment risk albeit not very significantly.

     A-Obligations for which there is a low expectation of investment risk. Capacity for timely repayment of principal and interest is strong, although adverse changes in business, economic or financial conditions may lead to increased investment risk.

     BBB-Capacity for timely repayment of principal and interest is adequate, although adverse changes in business, economic or financial conditions are more likely to lead to increased investment risk than for obligations in higher categories.

     BB-Obligations for which there is a possibility of investment risk developing. Capacity for timely repayment of principal and interest exists, but is susceptible over time to adverse changes in business, economic or financial conditions.

     B-Obligations for which investment risk exists. Timely repayment of principal and interest is not sufficiently protected against adverse changes in business, economic or financial conditions.

     CCC-Obligations for which there is a current perceived possibility of default. Timely repayment of principal and interest is dependent on favorable business, economic or financial conditions.

     CC-Obligations which are highly speculative or which have a high risk of default.

     C-Obligations which are currently in default.

     Notes: `+'' or ``-'' may be appended to a rating to denote relative status within major rating categories.

     Ratings of BB and below are assigned where it is considered that speculative characteristics are present.

Description of IBCA's Short-Term Ratings:

     A1+-Obligations supported by the highest capacity for timely repayment.

     A1-Obligations supported by a strong capacity for timely repayment.

     A2-Obligations supported by a satisfactory capacity for timely repayment, although such capacity may be susceptible to adverse changes in business, economic or financial conditions.

     A3-Obligations supported by an adequate capacity for timely repayment. Such capacity is more susceptible to adverse changes in business, economic or financial conditions than for obligations in higher categories.

     B-Obligations for which the capacity for timely repayment is susceptible to adverse changes in business, economic or financial conditions.

     C-Obligations for which there is an inadequate capacity to ensure timely repayment.

     D-Obligations which have a high risk of default or which are currently in default.

Description of Thomson Bank Watch Short-Term Ratings:

     TBW-1-The highest category; indicates a very high likelihood that principal and interest will be paid on a timely basis.

     TBW-2-The second-highest category; while the degree of safety regarding timely repayment of principal and interest is strong, the relative degree of safety is not as high as for issues rated `TBW-1''.

     TBW-3-The lowest investment-grade category; indicates that while the obligation is more susceptible to adverse developments (both internal and external) than those with higher ratings, the capacity to service principal and interest in a timely fashion is considered adequate.

     TBW-4-The lowest rating category; this rating is regarded as non-investment grade and therefore speculative.

Description of Thomson BankWatch Long-Term Ratings:

     AAA-The highest category; indicates that the ability to repay principal and interest on a timely basis is extremely high.
     AA-The second-highest category; indicates a very strong ability to repay principal and interest on a timely basis, with limited incremental risk compared to issues rated in the highest category.

     A-The third-highest category; indicates the ability to repay principal and interest is strong. Issues rated `a'' could be more vulnerable to adverse developments (both internal and external) than obligations with higher ratings.

     BBB-The lowest investment-grade category; indicates an acceptable capacity to repay principal and interest. Issues rated `BBB'' are, however, more vulnerable to adverse developments (both internal and external) than obligations with higher ratings.

Non-Investment Grade
(Issues regarded as having speculative characteristics in the likelihood of timely repayment of principal and interest.)

     BB-While not investment grade, the `BB'' rating suggests that the likelihood of default is considerably less than for lower-rated issues. However, there are significant uncertainties that could affect the ability to adequately service debt obligations.

     B-Issues rated `B'' show a higher degree of uncertainty and therefore greater likelihood of default than higher-rated issues. Adverse development could well negatively affect the payment of interest and principal on a timely basis.

     CCC-Issues rated `CCC'' clearly have a high likelihood of default, with little capacity to address further adverse changes in financial circumstances.

     CC-'CC'' is applied to issues that are subordinate to other obligations rated `CCC'' and are afforded less protection in the event of bankruptcy or reorganization.

     D-Default

     These long-term debt ratings can also be applied to local currency debt. In such cases the ratings defined above will be preceded by the designation `local currency''.
RATINGS IN THE LONG-TERM DEBT CATEGORIES MAY INCLUDE A PLUS (+) OR MINUS (-
  ) DESIGNATION, WHICH INDICATES WHERE WITHIN THE RESPECTIVE CATEGORY THE
                           ISSUE IS PLACED.




PART C    OTHER INFORMATION

ITEM 24.  FINANCIAL STATEMENTS AND EXHIBITS
     (a)  Financial Statements:
          Incorporated by reference to the Annual Report of BT
          Institutional Funds dated December 31, 1996, pursuant to Rule 411 under the Securities Act of 1933. (File Nos. 33-07474 and 811-04760)
     (b)  Exhibits:

     (l)  Declaration of Trust of the Registrant; 3
          (i) Conformed copy of Amendment No. 7 to Declaration of Trust of BT Investment Portfolios; 7
     (2)  By-Laws of the Registrant; 7
     (3)  Not Applicable
     (4)  Not Applicable
     (5) (i) Investment Advisory Agreement between the Registrant and Bankers Trust Company (`Bankers Trust''); 3
          (ii) Sub-Investment Advisory Agreement between Bankers Trust and BT Fund Managers International Limited; 2
          (iii)     Schedule of fees under Investment Advisory
               Agreement; 4
     (6)  Not Applicable
     (7)  Not Applicable
     (8)  Not Applicable
     (9) Administration and Services Agreement between the Registrant and Bankers Trust; 1
          (i)  Conformed Copy of Exclusive Placement Agent
               Agreement; 8
          (ii) Copy of Exhibit A to Exclusive Placement Agent
          Agreement; 8
     (10) Not Applicable
     (11) Not Applicable
     (12) Not Applicable
     (13) (i)  Investment Representation letters of
               initial investors; 1
          (ii) Investment Representation Letters of Initial Investors, EAFE(R) Equity Index Portfolio, U.S. Bond
     Index Portfolio, Equity 500 Equal Weighted Index
     Portfolio, Small Cap Index Portfolio; 4
     (14) Not Applicable
     (15) Not Applicable

+ All exhibits have been filed electronically.

1. Incorporated by reference to the Registrant's registration statement on Form N-lA ("Registration Statement") as filed with the Commission on June 7, 1993.
2. Incorporated by reference to Amendment No. 3 to Registrant's Registration Statement as filed with the Commission on September 20, 1993.
3. Incorporated by reference to Amendment No. 9 to Registrant's Registration Statement as filed with the Commission on August 1, 1995.
4. Incorporated by reference to Amendment No. 10 to Registrant's Registration Statement as filed with the Commission on January 1, 1996.
7. Incorporated by reference to Amendment No. 13 to Registrant's Registration Statement as filed with the Commission on January 30, 1997.
8. Incorporated by reference to Amendment No. 15 to Registrant's Registration Statement as filed with the Commission on February 28, 1997.


     (16) Not Applicable
     (17) Financial Data Schedules
          (i)  Asset Management Portfolio II, Asset Management
     Portfolio III; 3
          (ii) EAFE(R)Equity Index Portfolio, Small Cap Index
          Portfolio; 8
          (iii)     Liquid Assets Portfolio; +
          (iv) Pacific Basin Equity Portfolio, Latin American Equity Portfolio, Global High Yield Portfolio, Small Cap
     Portfolio; 7
     (18) Not Applicable
     (19) Conformed copy of Power of Attorney; 8

ITEM 25. Persons Controlled by or Under Common Control with Registrant:

     None

ITEM 26. Number of Holders of Securities.

Title of Class                          Number of Record Holders
                                   as of December 31, 1996
International Bond Portfolio                      1
Latin American Equity Portfolio                   2
Pacific Basin Equity Portfolio                    2
Global High Yield Securities Portfolio            2
Small Cap Portfolio                               2
European Equity Portfolio                         1
Liquid Assets Portfolio                           1
100% Treasury Portfolio                           2
Asset Management Portfolio II                     1
Asset Management Portfolio III                    1
U.S. Bond Index Portfolio                         1
Equity 500 Equal Weighted Index Portfolio         1
Small Cap Index Portfolio                         1
EAFE(R) Equity Index Portfolio                    1
BT RetirementPlus Portfolio                       1

ITEM 27. Indemnification; 5
+ All exhibits have been filed electronically.

3. Incorporated by reference to Amendment No. 9 to Registrant's Registration Statement as filed with the Commission on August 1, 1995.
5. Incorporated by reference ( to Post-Effective Amendment No. 11 to Registrant's Registration Statement as filed with the Commission on January 29, 1996.
6. Incorporated by reference to Amendment No. 12 to Registrant's Registration Statement as filed with the Commission on April 24, 1996.
7. Incorporated by reference to Amendment No. 13 to Registrant's Registration Statement as filed with the Commission on January 30, 1997.
8. Incorporated by reference to Amendment No. 15 to Registrant's Registration Statement as filed with the Commission on February 28, 1997.


ITEM 28. Business and Other Connections of Investment Adviser:

Bankers Trust serves as investment adviser to each Portfolio. Bankers Trust, a New York banking corporation, is a wholly owned subsidiary of Bankers Trust New York Corporation. Bankers Trust conducts a variety of commercial banking and trust activities and is a major wholesale supplier of financial services to the international institutional market. To the knowledge of the Trust, none of the directors or officers of Bankers Trust, except those set forth below, is or has been at anytime during the past two fiscal years engaged in any other business, profession, vocation or employment of a substantial nature, except that certain directors and officers also hold various positions with and engage in business for Bankers Trust New York Corporation. Set forth below are the names and principal businesses of the directors and officers of Bankers Trust who are or during the past two fiscal years have been engaged in any other business, profession, vocation or employment of a substantial nature. These persons may be contacted c/o Bankers Trust Company, 280 Park Avenue, New York, New York 10017.

George B. Beitzel, International Business Machines Corporation, Old Orchard Road, Armonk, NY 10504. Retired Senior Vice President and Director, Member of Advisory Board of International Business Machines Corporation. Director of Bankers Trust and Bankers Trust New York Corporation. Director of FlightSafety International, Inc. Director of Phillips Petroleum Company. Director of Roadway Services, Inc. Director of Rohm and Hass Company.

William R. Howell, J.C. Penney Company, Inc., P.O. Box 10001, Dallas, TX 75301-0001. Chairman of the Board and Chief Executive Officer, J.C. Penney Company, Inc. Director of Bankers Trust and Bankers Trust New York Corporation. Also a Director of Exxon Corporation, Halliburton Company, Warner-Lambert Corporation

Jon M. Huntsman, Huntsman Chemical Corporation, 2000 Eagle Gate Tower, Salt Lake City, UT 84111. Chairman and Chief
 Executive Officer, Huntsman Chemical Corporation, Director of Bankers Trust and Bankers Trust New York Corporation. Chairman of Constar Corporation, Huntsman Corporation, Huntsman Holdings Corporation and Petrostar Corporation. President of Autostar Corporation, Huntsman Polypropylene Corporation and Restar Corporation. Director of Razzleberry Foods Corporation and Thiokol Corporation. General Partner of Huntsman Group Ltd., McLeod Creed Partnership and Trustar Ltd.

Vernon E. Jordan, Jr., Akin, Gump, Strauss, Hauer & Feld, LLP, 1333 New Hampshire Ave., N.W., Washington, DC 20036. Partner, Akin, Gump, Strauss, Hauer & Feld, LLP. Director of Bankers Trust and Bankers Trust New York Corporation. Also a Director of American Express Company, Corning Incorporated, Dow Jones, Inc., J.C. Penney Company, Inc., Revlon Group Incorporated, Ryder System, Inc., Sara Lee Corporation, Union Carbide Corporation and Xerox Corporation.

Hamish Maxwell, Philip Morris Companies Inc., 120 Park Avenue, New York, NY 10017. Chairman of the Executive Committee, Philip Morris Companies Inc. Director of Bankers Trust and Bankers Trust New York Corporation. Director of The New Corporation Limited.

Donald F. McCullough, Collins & Aikman Corporation, 210 Madison Avenue, New York, New York 10016. Chairman Emeritus, Collins & Aikman Corporation. Director of Bankers Trust and Bankers Trust New York Corporation. Director of Massachusetts Mutual Life Insurance Co. and Melville Corporation.



N.J. Nicholas Jr., 745 Fifth Avenue, New York, NY 10020. Former President, Co-Chief Executive Officer and Director of Time Warner Inc. Director of Bankers Trust and Bankers Trust New York Corporation. Also a Director of Xerox Corporation.
Russell E. Palmer, The Palmer Group, 3600 Market Street, Suite 530, Philadelphia, PA 19104. Chairman and Chief Executive Officer of The Palmer Group. Director of Bankers Trust and Bankers Trust New York Corporation. Also Director of Allied-Signal Inc., Contel Cellular, Inc., Federal Home Loan Mortgage Corporation, GTE Corporation, Goodyear Tire & Rubber Company, Imasco Limited, May Department Stores Company and Safeguard Scientifics, Inc. Member, Radnor Venture Partners Advisory Board.

Didier Pineau-Valencienne, Schneider S.A., 4 Rue de Longchamp, 75116 Paris, France. Chairman and Chief Executive Officer, Schneider S.A. Director and member of the European Advisory Board of Bankers Trust and Director of Bankers Trust New York Corporation. Director of (France), and Equitable Life Assurance Society of America, Arbed (Luxembourg), Banque Paribas (France), Ciments Francais (France), Cofibel (Belgique), Compagnie Industrielle de Paris (France), SIAPAP, Schneider USA, Sema Group PLC (Great Britain), Spie-Batignolles, Tractebel (Belgique) and Whirlpool. Chairman and Chief Executive Officer of Societe Parisienne d'Entreprises et de Participations.

Charles S. Sanford, Jr., Bankers Trust Company, 280 Park Avenue, New York, NY 10017. Chairman of the Board of Bankers Trust and Bankers Trust New York Corporation. Also a Director of Mobil Corporation and J.C. Penney Company, Inc.

Eugene B. Shanks, Jr., Bankers Trust Company, 280 Park Avenue, New York, NY 10017. President of Bankers Trust and Bankers Trust New York Corporation.

Patricia Carry Stewart, c/o Office of the Secretary, 280 Park Avenue - 17W, New York, NY 10017. Former Vice President, The Edna McConnell Clark Foundation. Director of Bankers Trust and Bankers Trust New York
Corporation. Director, Borden Inc., Continental Corp. and Melville
Corporation.
George J. Vojta, Bankers Trust Company, 280 Park Avenue, New York, NY 10017. Vice Chairman of the Board of Bankers Trust and Bankers Trust New York Corporation. Director of Northwest Airlines and Private Export Funding Corp.

ITEM 29. Principal Underwriters
          Not Applicable

ITEM 30. Location of Accounts and Records:

Registrant:                        Federated Investors Tower
                              Pittsburgh, Pennsylvania 15222-3779

Bankers Trust Company:             280 Park Avenue,
(Investment Adviser, Custodian     New York, New York 10017.
and Administrator)

Investors Fiduciary Trust Company:      127 West 10th Street,
(Transfer Agent and Dividend       Kansas City, MO 64105.
Distribution Agent)

Edgewood Services, Inc.:           Clearing Operations, P.O. Box 897,
(Placement Agent                   Pittsburgh, Pennsylvania 15230-0897.
and Sub-Administrator)

ITEM 31. Management Services:
          Not Applicable

ITEM 32. Undertakings
          Not Applicable

                                SIGNATURES
     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant, BT INVESTMENT PORTFOLIOS, has duly caused this 16th amendment to its Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized in the City of Pittsburgh and the Commonwealth of Pennsylvania, on the 19th day of March, 1997.

                         BT INVESTMENT PORTFOLIOS


                          By:  /s/ Jay S. Neuman
                              Jay S. Neuman, Secretary
                              March 19, 1997